Exhibit 16.1

(KPMG LLP firm letterhead)

March 11, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Franklin Covey, Co. and, under the date of November 12, 2010, we reported on the consolidated financial statements of Franklin Covey, Co. as of and for the years ended August 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of August 31, 2010. On March 7, 2011, we were dismissed. We have read Franklin Covey, Co.’s statements included under Item 4.01 of its Form 8-K dated March 7, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with Franklin Covey’s statements that the Audit Committee engaged Ernst & Young LLP as the Company’s independent registered public accounting firm for the remainder of the fiscal year ended August 31, 2011 pursuant to the selection process described therein.  Additionally, we are not in a position to agree or disagree with Franklin Covey, Co.’s statement that in its decision to engage Ernst & Young LLP, the Audit Committee reviewed auditor independence and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence nor that during the fiscal years ended August 31, 2010 and 2009, and in the subsequent interim period through November 27, 2010, neither Franklin Covey, Co. nor anyone acting on its behalf has consulted with Ernst & Young LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Very truly yours,
KPMG LLP